Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma balance sheet as of June 30, 2013 and the unaudited pro forma statements of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012, present our financial position and results of operations after giving pro forma effect to the Formation Transactions, as described in “Summary—The Transactions” and this offering, as if the Formation Transactions and this offering had been completed as of June 30, 2013 with respect to the unaudited pro forma balance sheet as of June 30, 2013, and as of January 1, 2012 with respect to the unaudited pro forma statements of operations for the six months ended June 30, 2013, and the year ended December 31, 2012.

The pro forma adjustments column includes adjustments related to the Formation Transactions, which includes the LGI Transaction (our acquisition of all the equity interests of our predecessor (LGI Homes Group (Predecessor) and the non-controlling interests in a subsidiary of our predecessor) in exchange for shares of our common stock) and the GTIS Transaction (our acquisition of all of GTIS’s equity interests in the LGI/GTIS Joint Ventures in exchange for cash and shares of our common stock), as well as this offering, and the use of proceeds from this offering as described under “Use of Proceeds.” The GTIS Transaction will be accounted for as an acquisition using purchase accounting as of the date of the GTIS Transaction, which will be the date of this offering. In the LGI Homes Group (Predecessor) financial statements, our predecessor’s interest in the LGI/GTIS Joint Ventures have been accounted for using the equity method and our predecessor’s share of the LGI/GTIS Joint Ventures’ net earnings are included in income from unconsolidated joint ventures.

The unaudited pro forma financial statements reflect the following:

•	The acquisition of the equity interests of the entities comprising our predecessor from Thomas Lipar, one of our founders, Eric Lipar, our Chief Executive Officer and Chairman of the Board, and their respective affiliates, in exchange for 10,003,358 shares of our common stock, including the issuance of 2,161,580 shares of common stock to the non-controlling interests in a subsidiary of one of the entities comprising our predecessor. These transactions are collectively referred to herein as the “LGI Transaction.” The LGI Transaction has been accounted for as a combination of entities under common control, including:

•	The issuance of 63,636 restricted stock units (based on the initial public offering price of $11.00 per share) in settlement of accrued management and executive bonuses;

•	The recognition of income taxes related to the LGI Transaction, including:

•	Recording deferred income taxes related to the LGI Transaction and our conversion to a taxable entity; and

•	Our taxation as a corporate entity;

•	Adjustments to account for non-controlling interests in an entity formed in 2013 and consolidated by our predecessor for the period from inception through June 30, 2013;

•	Planned distributions to the owners of the entities comprising our predecessor for estimated federal income taxes on the earnings of our predecessor for the period from January 1, 2013 through June 30, 2013; and

•	Adjustments to reflect the incremental compensation cost for equity awards to certain employees and non-employee directors subsequent to this offering;

•	The issuance and sale of shares of our common stock to the public in this offering;

•	The use of the proceeds from this offering to (i) pay underwriting discounts and commissions and other expenses of this offering, (ii) make a payment of $36.9 million to GTIS as the cash portion of the GTIS Transaction purchase price and (iii) fund working capital and for other general corporate purposes;

•	The completion of the GTIS Transaction concurrent with this offering whereby we will acquire all of GTIS’s interests in the LGI/GTIS Joint Ventures, and thereafter own 100% of the equity interests in the LGI/GTIS Joint Ventures. The purchase price of $41.4 million for the GTIS Transaction includes $36.9 million in cash and $4.5 million in newly issued shares of our common stock. The presentation of the GTIS Transaction reflects the application of purchase accounting. The GTIS Transaction has been reflected at estimated fair value and the related pro forma adjustments include:

•	The issuance of 409,091 shares of our common stock (aggregate value of $4.5 million based on the initial public offering price of $11.00 per share) to GTIS as the stock portion of the consideration for the GTIS Transaction;

•	Adjustments made as a result of the application of purchase accounting in connection with the GTIS Transaction, including:

•	Recording the net tangible assets of the LGI/GTIS Joint Ventures, primarily real estate inventory, at fair value;

•	Recording goodwill for the excess of the sum of the GTIS Transaction purchase price and the estimated fair value of our predecessor’s equity interests in the LGI/GTIS Joint Ventures over the estimated fair value of the identifiable net tangible assets of the LGI/GTIS Joint Ventures;

•	Recording a marketing-related intangible asset;

•	Recording a gain as a result of the re-measurement of our predecessor’s equity interests in the LGI/GTIS Joint Ventures to fair value, based on the estimated enterprise value of the LGI/GTIS Joint Ventures; and

•	Recording deferred income taxes related to the conversion of the LGI/GTIS Joint Ventures to taxable entities and purchase accounting adjustments;

•	Taxation as a component of a corporate entity; and

•	Adjustments to eliminate transactions, balances and payments between our predecessor and the LGI/GTIS Joint Ventures which will not be recorded following the GTIS Transaction when our predecessor and the LGI/GTIS Joint Ventures are consolidated, including:

•	The payment of management and warranty fees by GTIS to our predecessor in connection with operating the LGI/GTIS Joint Ventures;

•	Certain other related party transactions between our predecessor and the LGI/GTIS Joint Ventures; and

•	Adjustments to account for our interest in the LGI/GTIS Joint Ventures on a consolidated basis rather than the equity method.

The unaudited pro forma statements of operations and balance sheet were derived by adjusting the historical combined financial statements of our predecessor, LGI Homes Group (Predecessor), and the financial statements of the four LGI/GTIS Joint Ventures (LGI—GTIS Holdings, LLC, LGI—GTIS Holdings II, LLC, LGI—GTIS Holdings III, LLC and LGI—GTIS Holdings IV, LLC), which are combined for presentation in the pro forma financial information as the LGI/GTIS Joint Ventures. The adjustments are based on currently available information and certain estimates and assumptions. Our management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Formation Transactions and this offering as contemplated and the pro forma adjustments give appropriate effect to those assumptions. The pro forma statements of operations do not include an adjustment for the estimated additional general and administrative expenses that we anticipate we will incur as a result of being a public company. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma balance sheet and statements of operations.

We estimated the fair value of our communities for purposes of determining the pro forma adjustments related to the GTIS Transaction using a discounted cash flow model. The forecasted cash flows of each community are significantly impacted by estimates related to the absorption pace, sales prices, construction costs, cost of materials, sales and marketing expenses, the local economy and other factors for that particular community. The historical performance of each community as well as current trends in the market and economy impacting the community were evaluated for each of the estimates above. Critical assumptions are the absorption pace, sales prices and the costs to build and deliver homes on a community by community basis as well as the weighted average cost of capital (discount rate).

In order to arrive at the assumed absorption pace for home sales included in our cash flow model by community, we primarily analyzed the historical absorption pace in the community and other comparable communities in the geographical area. In addition, we considered internal market data, which generally includes, but is not limited to, the availability of competing products in the geographic area. When analyzing our historical absorption pace for home sales and corresponding internal market data, we placed greater emphasis on more current metrics and trends such as the absorption pace realized in the most recent quarters. In order to determine the assumed sales prices included in our cash flow models, we analyzed the historical sales prices realized on homes delivered in the community and other comparable communities in the geographical area. In order to arrive at our assumed costs to build and deliver homes, we generally assumed a cost structure reflecting contracts currently in place with vendors adjusted for any anticipated cost reduction initiatives or increases in cost structure.

Using all available information, we calculated the best estimate of projected cash flows for each community. While many of the estimates were calculated based on historical and projected trends, all estimates are subjective and change from market to market as market and economic conditions change. The determination of fair value also requires discounting the estimated cash flows at a rate we believe a market participant would determine to be commensurate with the inherent risks associated with the assets and related estimated cash flows. The discount rate used in determining each asset’s fair value depends on the community’s projected life and development stage. The discount rates used to value our predecessor’s investments in the LGI/GTIS Joint Ventures were 16-18% depending on the length of the remaining development cycle of the communities in each joint venture.

We will not finalize the purchase price allocation until the fair values of the identifiable assets and liabilities in the GTIS Transaction have been determined as of the closing date of this offering using the methods and assumptions used to estimate the fair values presented herein. The components of the real estate inventory could change significantly due to the normal operations of the LGI/GTIS Joint Ventures from the preliminary valuation date of June 30, 2013 through the closing of this offering, primarily due to changes in the quantities of finished lots, homes in progress and completed homes. The enterprise fair value of the LGI/GTIS Joint Ventures (discussed in note (d) below) could also change due to the recognition of revenues from normal operations from June 30, 2013 through the closing of this offering.

The unaudited pro forma financial information is included for illustrative purposes only and does not purport to reflect our results of operations or financial position that would have occurred had the Formation Transactions been consummated during the periods presented, and this offering would have been completed as of June 30, 2013, or to project our results of operations or financial position for any future period. The unaudited pro forma financial information should be read in conjunction with the sections of this prospectus captioned “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited and unaudited combined financial statements of our predecessor, LGI Homes Group (Predecessor), and related notes, and the audited and unaudited financial statements of the LGI/GTIS Joint Ventures and related notes included elsewhere in this prospectus.

LGI HOMES, INC.

UNAUDITED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2013

(in thousands)

	LGI Homes Group (Predecessor)	LGI/GTIS Joint Ventures(1)	Adjustments			LGI Homes, Inc. Pro Forma
	(unaudited)	(unaudited)
ASSETS

Cash and cash equivalents	$15,205	$4,643	$49,854	(a	)(b)(i)	$69,702
Accounts receivable	2,718	1,690	—			4,408
Accounts receivable, related parties	885	174	(1,025)	(g	)	34
Real estate inventory	49,191	33,744	7,224	(c	)	90,159
Pre-acquisition costs and deposits	3,060	—	—			3,060
Investments in subsidiaries	5,326	—	(5,326)	(g	)	—
Property and equipment, net	874	139	—			1,013
Goodwill and other intangible assets	—	—	9,481	(d	)(e)	9,481
Other assets	2,544	179	(814)	(a	)	1,909

Total assets	$79,803	$40,569	$59,394			$179,766

LIABILITIES AND EQUITY
Accounts payable	$6,312	$3,333	$—			$9,645
Accounts payable, related parties	42	983	(1,025)	(g	)	—
Accrued expenses and other liabilities	3,107	747	(700)	(j	)	3,154
Deferred tax liabilities, net	—	—	1,738	(h	)	1,738
Notes payable	23,065	—	—			23,065

Total liabilities	32,526	5,063	13			37,602

COMMITMENTS AND CONTINGENCIES
Equity:
Common stock	—	—	194	(i	)	194
Additional paid in capital	—	—	138,173	(i	)	138,173
Predecessor owners’ equity	32,114	35,506	(67,620)	(i	)	—
Retained earnings	—	—	3,797	(f	)(h)	3,797

Total owners’ equity	32,114	35,506	74,544			142,164
Non-controlling interest	15,163	—	(15,163)	(i	)	—

Total equity	47,277	35,506	59,381			142,164

Total liabilities and equity	$79,803	$40,569	$59,394			$179,766

(1)	This column is a combination of the financial statements of LGI—GTIS Holdings, LLC, LGI—GTIS Holdings II, LLC, LGI—GTIS Holdings III, LLC and LGI—GTIS Holdings IV, LLC, each of which is presented in separate financial statements included elsewhere in this prospectus.

Notes to Unaudited Pro Forma Balance Sheet

(a)	Reflects adjustments to cash for the proceeds from this offering of $99.0 million, net of underwriting discounts and commissions and expenses to be paid related to this offering. The net cash proceeds from the offering are included in the pro forma adjustments to cash which consist of the following (in thousands):

Cash proceeds from this offering		$99,000
Total estimated underwriting discounts and commissions and expenses	$(9,910)
Less: $0.8 million of expenses incurred and paid as of June 30, 2013 related to this offering recorded to other assets	814

		(9,096)
Cash consideration to be paid in connection with the GTIS Transaction (see note (b) below)		(36,850)
Planned cash distributions to the equity owners of the entities comprising our predecessor for estimated income taxes on the results of operations for the period from January 1, 2013 through June 30, 2013 (see note (i) below)		(3,200)

Net pro forma adjustment to cash and cash equivalents		$49,854

(b)	Reflects the GTIS Transaction concurrent with this offering. The purchase price of $41.4 million for the GTIS Transaction includes $36.9 million cash and 409,091 shares of our common stock ($4.5 million aggregate value based on the initial public offering price of $11.00 per share). The presentation of the GTIS Transaction reflects the application of purchase accounting. The GTIS Transaction has been reflected at estimated fair value.

(c)	Reflects an increase by approximately $7.2 million (step up) to the historical cost basis of the real estate inventory of the LGI/GTIS Joint Ventures of $33.7 million to reflect the real estate inventory at its estimated fair value as a result of the GTIS Transaction. The estimated fair values of finished lots and completed homes, including sales models, as of June 30, 2013 of $8.5 million and $20.1 million, respectively, were determined, in conjunction with realized sales prices, by comparing the sales prices of lots and homes with similar size, amenities and community developments of nearby communities, generally in the immediate vicinity. The fair value of homes in progress as of June 30, 2013 of $6.9 million was estimated by multiplying the estimated fair value of a completed home in the development by the respective percentage of completion of each home in progress. The estimated fair value of land under development of $5.4 million was based upon the development costs incurred as of June 30, 2013 and the forecasted cash flows of the planned community; the estimated fair value of land under development approximates book value.

The pro forma statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 do not reflect an increase in the cost of sales associated with the step up of the real estate inventory since the step up does not have a continuing impact on the results of our operations due to the short term (less than one year) impact on our financial performance. Based upon the forecasted sale of primarily all of the finished lots, homes in progress and completed homes and models to which the pro forma step up applies, $7.1 million of the pro forma step up is expected to be charged to cost of sales over the twelve month period following the GTIS Transaction with the remaining $75,000 recognized in the following year. The timing of the amortization is dependent upon our ability to complete the development of the land, construction of the homes, and the sales of the related inventory, as fully explained in the introduction to the pro forma financial statements.

(d)	Records goodwill resulting from the GTIS Transaction of approximately $8.7 million, which will have an indefinite life. Goodwill was estimated based on the excess of the (i) sum of (x) the GTIS Transaction purchase price of $41.4 million and (y) the re-measurement of our predecessor’s equity interests in the LGI/GTIS Joint Ventures at the estimated fair value of $10.8 million for a total estimated enterprise fair value of the LGI/GTIS Joint Ventures of $52.2 million over (ii) the estimated fair value of the identifiable net assets at June 30, 2013 of $43.5 million. Because we will obtain control of the LGI/GTIS Joint Ventures by acquiring the equity interests of the other members through the GTIS Transaction, we do not believe the purchase price of the GTIS transaction is indicative of a market participant’s fair value of our pre-existing non-controlling investment in the joint ventures. Our acquisition of the LGI/GTIS Joint Ventures includes a premium for acquiring the operations of the LGI/GTIS Joint Ventures that, when combined with our predecessor’s operations, enables greater access to capital markets. Therefore, we estimated the fair value of 100% of the equity interests of the LGI/GTIS Joint Ventures on a stand-alone basis of $46.7 million as of June 30, 2013 using the discounted cash flow model for all communities included in the GTIS Transaction and using discount rates of 16-18% as noted above. Our predecessor’s expected share of the present value of the forecasted cash flows by community of $14.4 million is based upon the distribution allocations established in the respective joint venture agreements applied to the total present value of the forecasted cash flows of each joint venture. The stand-alone value of our predecessor’s equity interests in the GTIS Joint Ventures of $10.8 million was estimated by applying a lack of control and marketability discount of 25% to our predecessor’s share of the discounted future cash flows of $14.4 million. We believe the lack of control and marketability discount of 25% is appropriate given our predecessor’s shared control of the LGI/GTIS Joint Ventures.

(e)	Reflects an intangible asset recognized as a result of the GTIS Transaction for the reacquired rights to the LGI Homes trade name used in the operations of the LGI/GTIS Joint Ventures at the estimated fair value of $0.8 million. The estimated fair value was calculated based upon the forecasted revenues of the LGI/GTIS Joint Ventures using a relief-from-royalty valuation model. The significant assumptions used in the relief-from-royalty model were the forecasted revenues of the LGI/GTIS Joint Ventures, a royalty rate of 0.5% and a discount rate of 25%. The royalty rate of 0.5% was selected due to the lack of exclusive use of our trade name and the minimal impact of our trade name on forecasted sales due to limited brand recognition and the nature of our operating model. The pre-tax discount rate of 25% is the expected return on the marketing-related intangible asset used in the weighted average return on assets model prepared as part of the enterprise valuation discussed in note (d) above and is greater than the 16-18% discount rate discussed above because the 25% discount rate reflects a risk premium associated with intangible assets. The useful life of three years is consistent with the timing of a majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities.

(f)

Reflects a gain recognized as a result of the GTIS Transaction of $5.5 million from the re-measurement of our predecessor’s equity interests in the LGI/GTIS Joint Ventures to estimated fair value of $10.8 million. Additionally, a deferred tax liability of $1.9 million for the difference in the fair value and the tax basis of our predecessor’s equity interests of $5.3 million was recorded on the balance sheet as of June 30, 2013 (also see note (h) below). The gain on re-measurement and the deferred tax liability are recognized on the pro forma balance sheet as of June 30, 2013 with offsetting entries to retained earnings for a net adjustment to retained earnings of $3.6 million. Because the gain on re-measurement and the related deferred taxes are one-time charges recognized in the period of acquisition, these charges are not reflected in the pro forma statements of operations.

(g)	Eliminates our predecessor’s investment in the LGI/GTIS Joint Ventures and our related party receivable balance of $5.3 million and $1.0 million, respectively.

(h)	Records a net deferred income tax liability of $1.7 million for deferred income taxes calculated using the estimated 35% statutory federal and state income tax rate related to the GTIS Transaction, our predecessor’s conversion to a taxable entity and the conversion of the LGI/GTIS Joint Ventures to taxable entities. The net deferred tax liability consists of the following:

	Temporary difference	Deferred tax liability
	(in thousands)
Predecessor:
Difference in the fair value of $10.8 million and the tax basis of our predecessor’s equity interests of $5.3 million (see note (f) above)	$5,503	$1,926
Management and executive bonuses to be settled with restricted stock units which are not currently deductible for tax (see note (j) below)	(700)	(245)
Excess tax depreciation over book depreciation	548	192
Warranty reserve which is not currently deductible for tax	(475)	(166)

LGI/GTIS Joint Ventures:
Excess tax depreciation over book depreciation	120	42
Warranty reserve which is not currently deductible for tax	(30)	(11)

		$1,738

(i)	Reflects the following adjustments attributable to (i) the planned cash distribution to the equity owners of the entities comprising our predecessor for estimated income taxes on predecessor earnings, (ii) the LGI Transaction and the issuance of 10,003,358 shares of our common stock to (x) the equity owners of the entities comprising our predecessor and (y) the non-controlling interests in a subsidiary of one of the entities comprising our predecessor in exchange for their non-controlling interests in the subsidiary, (iii) elimination of the equity ownership of GTIS in the LGI/GTIS Joint Ventures as a result of the GTIS Transaction and the issuance of 409,091 shares of our common stock (aggregate value of $4.5 million based on the initial public offering price of $11.00 per share) as part of the purchase consideration, (iv) the issuance of 63,636 restricted stock units in settlement of accrued management and executive bonuses, and (v) the issuance of 9,000,000 shares of our common stock pursuant to this offering.

The pro forma adjustments reflect the issuance of equity interests, including:

	Predecessor’s owners’ equity	Non-controlling interests	Paid in capital
	(in thousands)
Planned cash distributions to the equity owners of the entities comprising our predecessor for estimated income taxes on the results of operations for the period from January 1, 2013 through June 30, 2013.	$(3,200)
Contribution of our predecessor’s businesses and exchange of the non-controlling interests in a subsidiary of our predecessor in connection with the LGI Transaction and the issuance of shares of common stock (less $101 par value of shares issued)	(28,914)	$(15,163)	$43,976
Elimination of the LGI/GTIS Joint Ventures’ equity and issuance of shares of common stock to GTIS (less $3 par value of shares issued) (see note (b) above)	(35,506)		4,497
Issuance of restricted stock units in settlement of accrued management and executive bonuses (see note (j) below)			700
Issuance of shares of common stock in this offering (less $90 par value of shares issued) (see note (a) above)			98,910
Underwriting fees and other offering expenses (see note (a) above)			(9,910)

	$(67,620)	$(15,163)	$138,173

The LGI Transaction reflects a combination of entities under common control. Additional cash distributions of approximately $1.3 million are expected to be made to the owners of our predecessor prior to this offering for estimated income taxes on the results of operations for the period from July 1, 2013 through the date of this offering and the LGI Transaction.

The exchange of the non-controlling interest in a subsidiary reflects the commitment made by certain principals of our predecessor to exchange shares of our common stock equal to the value of 1.5 times the non-controlling interests’ investment amount only in the event of an initial public offering. The exchange, when completed, will be accounted for as an equity transaction because the transaction represents the acquisition of the non-controlling interest in the subsidiary and our predecessor has control of the subsidiary prior to the transaction and will retain control of the subsidiary after the transaction.

(j)	Reflects the settlement of accrued liabilities for management and executive bonuses of $0.7 million earned and recorded as compensation expense as part of a performance based cash bonus plan through June 30, 2013 through the issuance of 63,636 restricted stock units of equal value (based on the initial public offering price of $11.00 per share). Additional management and executive bonuses to be earned from July 1, 2013 through the closing date of this offering under our existing performance based cash bonus plan of approximately $0.5 million will be settled through the issuance of 45,455 restricted stock units of equal value (based on the initial public offering price of $11.00 per share) in connection with this offering. The restricted stock units will vest on the one year anniversary of the grant and will be settled in shares of our common stock.

LGI HOMES, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2013

(in thousands, except per share data)

	LGI Homes Group (Predecessor)	LGI/GTIS Joint Ventures(1)	Adjustments		LGI Homes, Inc. Pro Forma
	(unaudited)	(unaudited)
Home sales	$57,998	$37,971	$—		$95,969
Management and warranty fees	1,302	—	(1,302)	(c)	—

Total revenues	59,300	37,971	(1,302)		95,969

Cost of sales	42,142	27,390	(67)	(c)	69,465
Selling expenses	5,493	3,671	—		9,164
General and administrative	5,026	2,049	(1,002)	(b)(c)(d)	6,073
Income from unconsolidated joint ventures	(944)	—	944	(a)	—

Operating income	7,583	4,861	(1,177)		11,267

Interest expense	(6)	—	—		(6)
Other income, net	22	62	—		84

Net income before income taxes	7,599	4,923	(1,177)		11,345
Income taxes	136	96	3,744	(e)	3,976

Net income	7,463	4,827	(4,921)		7,369
Loss attributable to non-controlling interests	(146)	—	146	(f)	—

Net income attributable to owners	$7,609	$4,827	$(5,067)		$7,369

Pro forma net income per share:
Basic					$0.38	(g)
Diluted					$0.38	(g)
Pro forma weighted average common shares outstanding:
Basic					19,497	(g)
Diluted					19,510	(g)

1)	This column is a combination of the financial statements of LGI—GTIS Holdings, LLC, LGI—GTIS Holdings II, LLC, LGI—GTIS Holdings III, LLC and LGI—GTIS Holdings IV, LLC, each of which is presented in separate financial statements included elsewhere in this prospectus.

Notes to Unaudited Pro Forma Statement of Operations for Six Months Ended June 30, 2013

The following pro forma adjustments reflect the GTIS Transaction and the LGI Transaction as if they had been completed as of January 1, 2012. The presentation of the GTIS Transaction reflects the application of purchase accounting. The presentation of the LGI Transaction reflects the combination of entities under common control.

(a)	Eliminates our predecessor’s equity in the income of the LGI/GTIS Joint Ventures.

(b)

Reflects amortization of the intangible asset recorded in the GTIS Transaction of $0.8 million. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $133,000 for the six months ended June 30, 2013.

(c)	Reflects the elimination of $1.3 million of management and warranty fees our predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to the management services agreements. Effective as of the completion of the GTIS Transaction, the applicable agreements will be terminated, and the fees will no longer be charged. The corresponding charges of $1.2 million and $67,000 were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.

(d)	Reflects the incremental compensation cost of $100,000 included in general and administrative expenses for restricted stock units to be granted to employees and non-employee directors subsequent to this offering. Concurrent with this offering, as part of our new Equity Incentive Plan, $100,000 and $200,000 of restricted stock units to be settled with shares of our common stock have been designated for annual awards to certain employees and the non-employee directors, respectively; the shares will vest ratably over a three year period and total compensation cost of $300,000 will be recognized on a straight-line basis over the requisite service period resulting in annual compensation cost for each annual award of $100,000. The number of restricted stock units to be granted concurrently with the closing of this offering will be determined upon the closing of this offering based on the price of our common stock in this offering. Pro forma compensation cost for the six months ended June 30, 2013 includes compensation costs of $50,000 for the awards associated with each of the first and second year grants.

(e)	Reflects the pro forma federal and state income taxes of $2.5 million and $1.2 million attributable to the change in the taxable status of our predecessor as a result of the LGI Transaction and the LGI/GTIS Joint Ventures as a result of the GTIS Transaction, respectively. State income taxes have been recognized in the results of operations of our predecessor and the LGI/GTIS Joint Ventures for the six months ended June 30, 2013. Certain states require pass-through entities to pay corporate income taxes when the parent is a taxable entity for federal income tax purposes. The federal and incremental state income taxes resulting from the change to a taxable entity were calculated using an estimated 33% effective tax rate. The difference between the effective tax rate of 33% and the statutory tax rate is primarily due to the estimated Domestic Production Activities Deduction (DPAD) as calculated in accordance with the Internal Revenue Code. Since our predecessor and the LGI/GTIS Joint Ventures were pass-through entities, the DPAD reduced the taxable income of the owners; we will receive the DPAD upon our conversion to a taxable entity and our acquisition of the LGI/GTIS Joint Ventures.

(f)	Eliminates income attributed to the non-controlling interests in an entity formed in 2013 and consolidated by our predecessor for the period from inception through June 30, 2013 that will become our wholly-owned subsidiary upon the completion of the LGI Transaction.

(g)	The following sets forth the computation of the unaudited pro forma basic and diluted net income per share at June 30, 2013 (in thousands, except per share amounts).

Six months ended June 30, 2013
Net income attributable to common stockholders (numerator):
Pro forma net income to owners	$7,369

Weighted-average shares outstanding (denominator):
Common shares issued	1
Common shares to be issued in the LGI Transaction	10,003
Common shares to be issued in the GTIS Transaction	409
Common shares to be issued in this offering	9,000
Incremental shares related to vested restricted stock units	84

Pro forma basic weighted common shares outstanding	19,497

Plus: Incremental shares related to unvested restricted stock unit grants to employees, executives and non-employee directors	13

Pro forma diluted weighted common shares outstanding	19,510

Pro forma basic net income per common share	$0.38

Pro forma diluted net income per common share	$0.38

Pro forma basic net income per share is computed by dividing the pro forma net income available to common stockholders by the pro forma weighted average of common shares outstanding during the period. Pro forma diluted net income per share adjusts pro forma basic net income per share for the effects of employee, executive and non-employee director restricted stock unit awards in the periods in which such effects are dilutive.

Our predecessor did not declare dividends during the six months ended June 30, 2013. We do not intend to declare dividends in the near future subsequent to our becoming a public company (see “Dividend Policy”).

The computation of the pro forma basic net income per share is based on the number of common shares outstanding after giving effect for the issuance of 19,412,449 shares of common stock pursuant to (i) the LGI Transaction, (ii) the GTIS Transaction and (iii) this offering as if these issuances had occurred on January 1, 2012.

The computation of the pro forma diluted net income per share also takes into account the number of common stock equivalents outstanding determined using the treasury stock method for the 45,457 unvested restricted stock units awarded to employees and non-employee directors and in settlement of management and executive bonuses, as if these grants had occurred on January 1, 2012.

LGI HOMES, INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share data)

	LGI Homes Group (Predecessor)	LGI/GTIS Joint Ventures(1)	Adjustments		LGI Homes, Inc. Pro Forma
	(unaudited)	(unaudited)
Home sales	$73,820	$69,558	$—		$143,378
Management and warranty fees	2,401	—	(2,401)	(c)	—

Total revenues	76,221	69,558	(2,401)		143,378

Cost of sales	54,531	49,830	(132)	(c)	104,229
Selling expenses	7,269	6,101	—		13,370
General and administrative	6,096	3,305	(1,752)	(b)(c)(d)	7,649
Income from unconsolidated joint ventures	(1,526)	—	1,526	(a)	—

Operating income	9,851	10,322	(2,043)		18,130

Interest expense	(1)	—	—		(1)
Other income, net	173	42	—		215

Net income before income taxes	10,023	10,364	(2,043)		18,344
Income taxes	155	187	6,053	(e)	6,395

Net income	9,868	10,177	(8,096)		11,949
Income attributable to non-controlling interests	163	—	—		163

Net income attributable to owners	$9,705	$10,177	$(8,096)		$11,786

Pro forma net income per share
Basic					$0.61	(f)
Diluted					0.60	(f)
Pro forma weighted average common shares outstanding:
Basic					19,413	(f)
Diluted					19,486	(f)

(1)	This column is a combination of the financial statements of LGI—GTIS Holdings, LLC, LGI—GTIS Holdings II, LLC, LGI—GTIS Holdings III, LLC and LGI—GTIS Holdings IV, LLC, each of which is presented in separate financial statements included elsewhere in this prospectus.

Notes to Unaudited Pro Forma Statement of Operations for Year Ended December 31, 2012

The following pro forma adjustments reflect the GTIS Transaction and the LGI Transaction as if they had been completed as of January 1, 2012. The presentation of the GTIS Transaction reflects the application of purchase accounting. The presentation of the LGI Transaction reflects the combination of entities under common control.

(a)	Eliminates our predecessor’s equity in the income of the LGI/GTIS Joint Ventures.

(b)	Reflects amortization of the intangible asset recorded in the GTIS Transaction of $0.8 million. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $267,000 for the year ended December 31, 2012.

(c)	Reflects the elimination of $2.4 million of management and warranty fees our predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to management services agreements. Effective as of the completion of the GTIS Transaction, the applicable agreements will be terminated, and the fees will no longer be charged. The corresponding charges of $2.3 million and $132,000 were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.

(d)	Reflects the incremental compensation cost of $250,000 included in general and administrative expenses for restricted stock units to be granted to employees and non-employee directors subsequent to this offering. Concurrent with this offering, as part of our new Equity Incentive Plan, $100,000 and $200,000 of restricted stock units to be settled with shares of our common stock have been designated for annual awards to certain employees and the non-employee directors, respectively; the shares will vest ratably over a three year period and total compensation cost of $300,000 will be recognized on a straight-line basis over the requisite service period resulting in annual compensation cost of $100,000. The number of restricted stock units to be granted concurrently with this offering under the Equity Incentive Plan will be determined upon the closing of this offering based on the price of our common stock in this offering. We also intend to award to each of our employees 50 restricted stock units as a one-time bonus expected to be valued in total at approximately $150,000; the shares vest at the end of a one year service period. Pro forma compensation cost for these awards is $100,000 and $150,000 for the year ended December 31, 2012, respectively.

(e)	Reflects the pro forma federal and incremental state income taxes of $3.3 million and $2.8 million attributable to the change in the taxable status of our predecessor as a result of the LGI Transaction and the change in the taxable status of the LGI/GTIS Joint Ventures as a result of the GTIS Transaction, respectively. State income taxes have been recognized in the results of operations of our predecessor and the LGI/GTIS Joint Ventures for the year ended December 31, 2012. Certain states require pass-through entities to pay corporate income taxes when the parent is a taxable entity for federal income tax purposes. The federal and incremental state income taxes resulting from the change to a taxable entity were calculated using an estimated 33% effective tax rate. The difference between the effective tax rate of 33% and the statutory tax rate is primarily due to the Domestic Production Activities Deduction (DPAD) calculated in accordance with the Internal Revenue Code. Since our predecessor and the LGI/GTIS Joint Ventures were pass-through entities, the DPAD reduced the taxable income of the owners of our predecessor and the LGI/GTIS Joint Ventures; we will receive the DPAD upon our conversion to a taxable entity.

(f)	The following sets forth the computation of the unaudited pro forma basic and diluted net income per share at December 31, 2012 (in thousands, except per share amounts).

Year ended December 31, 2012
Net income attributable to common stockholders (numerator):
Pro forma net income to owners	$11,786

Weighted-average shares outstanding (denominator):
Common shares issued	1
Common shares to be issued in the LGI Transaction	10,003
Common shares to be issued in the GTIS Transaction	409
Common shares to be issued in this offering	9,000

Pro forma basic weighted common shares outstanding	19,413

Plus: Incremental shares related to unvested restricted stock unit grants to employees, executives and non-employee directors	73

Pro forma diluted weighted common shares outstanding	19,486

Pro forma basic net income per common share	$0.61

Pro forma diluted net income per common share	$0.60

Pro forma basic net income per share is computed by dividing the pro forma net income available to common stockholders by the pro forma weighted average of common shares outstanding during the period. Pro forma diluted net income per share adjusts pro forma basic net income per share for the effects of employee, executive and non-employee director restricted stock unit awards in the periods in which such effects are dilutive.

Our predecessor did not declare dividends during the year ended December 31, 2012. We do not intend to declare dividends in the near future subsequent to our becoming a public company (see “Dividend Policy”).

The computation of the pro forma basic net income per share is based on the number of common shares outstanding after giving effect for the issuance of 19,412,449 shares of common stock pursuant to (i) the LGI Transaction, (ii) the GTIS Transaction, and (iii) this offering as if these issuances had occurred on January 1, 2012.

The computation of the pro forma diluted net income per share also takes into account the number of common stock equivalents outstanding determined using the treasury stock method for the 101,811 unvested restricted stock units awarded to employees and non-employee directors, and in settlement of management and executive bonuses, as if these grants had occurred on January 1, 2012.